Exhibit 10.21G

QLIK TECHNOLOGIES INC. 2010 OMNIBUS EQUITY INCENTIVE PLAN:

NOTICE OF EMPLOYEE STOCK UNIT AWARD

You have been granted Stock Units to be settled in shares of the common stock of Qlik Technologies Inc. (the “Company”). Provided you are in Service, these Stock Units become vested with respect to the number of Stock Units subject to this award set forth in the electronic representation of the Notice of Employee Stock Unit Award (the “Notice”) provided to you by the Company or a third party authorized by the Company to administer its 2010 Omnibus Equity Incentive Plan (the “Plan”) on the dates set forth in such notice. The Stock Units expire earlier if your Service terminates earlier, as described in the Stock Unit Terms & Conditions. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

You and the Company agree that these Stock Units are granted under and governed by the terms and conditions of the Plan and the Stock Unit Terms & Conditions, including the Appendix, which includes any applicable country-specific provisions (together, the “Agreement”) all of which are attached to and made a part of this document. In accepting this award and the benefits it conveys, you are also accepting all the terms and conditions of this award as set forth in these documents. This Notice refers to any paper copy of such notice or an electronic representation of the Notice provided to you by the Company or a third party authorized by the Company to administer its Plan.

You further agree to accept by email, electronic submission or any other means requested by the Company all documents relating to the Company, the Plan or this award and all other documents that the Company is required to deliver to its security holders (including, without limitation, disclosures that may be required by the U.S. Securities and Exchange Commission). You also agree that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it will notify you by email. You acknowledge that you may incur costs in connection with electronic delivery, including the cost of accessing the internet and printing fees, and that an interruption of internet access may interfere with your ability to access the documents. This consent will remain in effect until you give the Company written notice that it should deliver paper documents.

You further agree to comply with the Company’s Securities Trading Policy when selling shares of the Company’s common stock.

QLIK TECHNOLOGIES INC.

Name:	Lars Björk
Title:	President and Chief Executive Officer

QLIK TECHNOLOGIES INC. 2010 OMNIBUS EQUITY INCENTIVE PLAN:

STOCK UNIT TERMS AND CONDITIONS

Grant	Pursuant to the Notice of Employee Stock Unit Award (the “Notice”) attached to these Stock Unit Terms and Conditions, and the Appendix (together, the “Agreement”), Qlik Technologies Inc., a Delaware corporation (the “Company”), has granted to you the right to receive the number of Stock Units under the 2010 Omnibus Equity Incentive Plan (the “Plan”), as set forth in the Notice. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

Payment for Units	No payment is required for the Stock Units that you are receiving.

Vesting	Provided you are in Service, the Stock Units set forth in the electronic representation of the Notice provided to you by the Company or a third party authorized by the Company to administer its Plan will vest according to the following schedule: 25% of the Stock Units subject to this award will vest on each of the first, second, third and fourth anniversary of the date of grant set forth in the Notice (the “Date of Grant”).

No additional Stock Units vest after your Service has terminated for any reason.

Forfeiture

If your Service terminates for any reason, then your Stock Units will be forfeited to the extent that they have not vested before the termination date and do not vest as a result of the termination. This means that any Stock Units that have not vested under this Agreement will immediately be cancelled. You receive no payment for Stock Units that are forfeited.

The Company determines when your Service terminates for this purpose.

Leaves of Absence and Part-Time Work	If you go on a leave of absence, then the vesting schedule specified in the Notice may be adjusted in accordance with the terms of your leave.

Settlement of Stock Units	Each of your Stock Units will be settled when it vests. At the time of settlement, you will receive one share of the Company’s common stock for each vested Stock Unit. The shares to be issued upon vesting of the Stock Units will be issued as soon as reasonably practicable on or following the vesting date and, unless applicable law requires otherwise, will in all events be issued within 30 days of such vesting date.

Section 409A	This paragraph applies only if you are a U.S. taxpayer and the Company determines that you are a “specified employee,” as defined in the regulations under Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), at the time of your “separation from service,” as defined in those regulations, and if the Stock Units are deemed to be “nonqualified deferred compensation” under Code Section 409A. If this paragraph applies, then any Stock Units that otherwise would have been settled during the first six months following your separation from service will instead be settled during the seventh month following your separation from service, unless the settlement of those Stock Units is exempt from Section 409A of the Code or unless the event triggering vesting is an event other than your separation from service.

Nature of Stock Units	Your Stock Units are mere bookkeeping entries. They represent only the Company’s unfunded and unsecured promise to issue Common Shares (or distribute cash) on a future date. As a holder of Stock Units, you have no rights other than the rights of a general creditor of the Company.

No Voting Rights or Dividends	Your Stock Units carry neither voting rights nor rights to cash dividends. You have no rights as a stockholder of the Company unless and until your Stock Units are settled by the issuance of Common Shares.

Stock Units Nontransferable	You may not sell, transfer, assign, pledge or otherwise dispose of any Stock Units. For instance, you may not use your Stock Units as security for a loan.

Beneficiary Designation	You may dispose of your Stock Units in a written beneficiary designation. A beneficiary designation must be filed with the Company on the proper form. It will be recognized only if it has been received at the Company’s headquarters before your death. If you file no beneficiary designation or if none of your designated beneficiaries survives you, then your estate will receive any vested Stock Units that you hold at the time of your death.

Withholding Taxes	You acknowledge that, regardless of any action taken by the Company or, if different, your employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Stock Units, including, but not limited to, the grant, vesting or settlement of the Stock Units, the subsequent sale of Common Shares acquired pursuant to such settlement and the receipt of any dividends and/or dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Stock Unit to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items.

In this regard, you authorize and direct the Company and any brokerage firm determined acceptable to the Company to sell on your behalf a whole number of shares from those Common Shares issued to you as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the obligation for Tax-Related Items. In the event that such withholding by sale of Common Shares is problematic under applicable tax or securities law or has materially adverse accounting consequences, you authorize the Company or its respective agents to satisfy the obligations with regard to all Tax-Related Items by withholding in Common Shares to be issued upon settlement of the Stock Units.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case you will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Share equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Common Shares, for tax purposes, you are deemed to have been issued the full number of Common Shares subject to the vested Stock Units, notwithstanding that a number of the Common Shares are held back solely for the purpose of paying the Tax-Related Items.

Finally, you agree to pay to the Company or the Employer, including through withholding from your wages or other cash compensation paid to you by the Company and/or the Employer, any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares or the proceeds of the sale of Common Shares, if you fail to comply with your obligations in connection with the Tax-Related Items.

Restrictions on Resale	You agree not to sell any Common Shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

Nature of Grant	In accepting the grant, you acknowledge, understand and agree that: (1) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan; (2) the grant of the Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Stock Units, or benefits in lieu of Stock Units, even if Stock Units have been granted in the past; (3) all decisions with respect to future Stock Units or other grants, if any, will be at the sole discretion of the Company; (4) the Stock Unit grant and your participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the Company, the Employer or any Subsidiary or Affiliate and shall not interfere with the ability of the Company, the Employer or any Subsidiary or Affiliate of the Company, as applicable, to terminate your Service; (5) you are voluntarily participating in the Plan; (6) the Stock Units and the Common Shares subject to the Stock Units are not intended to replace any pension rights or compensation; (7) the Stock Units and the Common Shares subject to the Stock Units, and the income and value of same, are not part of normal or expected compensation or salary for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments; (8) the future value of the underlying Common Shares is unknown, indeterminable and cannot be predicted with certainty; (9) no claim or entitlement to compensation or damages shall arise from forfeiture of the Stock Units resulting from the termination of your Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and in consideration of the grant of the Stock Units to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company, any of its Subsidiaries or Affiliates or the Employer, waive your ability, if any, to bring any such claim, and release the Company, its Subsidiaries and Affiliates and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim; (10) for purposes of the Stock Units, your Service will be considered terminated as of the date you are no longer actively providing services to the Company or one of its Subsidiaries or Affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and unless otherwise expressly provided in this Agreement or determined by the Company, your right to vest in the Stock Unit under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., your period of Service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any); as provided in the forfeiture paragraph above, the Company shall have the exclusive discretion to determine when you are no longer actively providing Services for purposes of your Stock Unit grant (including whether you may still be considered to be providing services while on a leave of absence); (11) unless otherwise provided in the Plan or by the Company in its discretion, the Stock Units and the benefits evidenced by this Agreement do not create any entitlement to have the Stock Units or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any Corporate Transaction affecting the shares of the Company; and (12) the following provisions apply only if you are providing services outside the United States: (a) the Stock Units and the Common Shares subject to the Stock Units are not part of normal or expected compensation or salary for any purpose; and (b) neither the Company, the Employer nor any Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Stock Unit or of any amounts due to you pursuant to the settlement of the Stock Units or the subsequent sale of any Common Shares acquired upon settlement.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Company stock, the number of your Stock Units will be adjusted accordingly, as the Company may determine pursuant to the Plan.

Effect of Merger	If the Company is a party to a Corporate Transaction, then your Stock Units will be subject to the applicable provision of the Plan, provided that any action taken must either (a) preserve the exemption of your Stock Units from Section 409A of the Code or (b) comply with Section 409A of the Code.

Applicable Law and Venue

This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice-of-law provisions).

For purposes of litigating any dispute that arises under this grant or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Pennsylvania, agree that such litigation shall be conducted in the courts of Delaware County, Pennsylvania, or the federal courts for the United States for the Eastern District of Pennsylvania, where this grant is made and/or to be performed.

The Plan and Other Agreements

The text of the Plan is incorporated in this Agreement by reference.

The Plan, this Agreement and the Notice constitute the entire understanding between you and the Company regarding this award. Any prior agreements, commitments or negotiations concerning this award are superseded.

No Advice Regarding Grant	The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Common Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

Data Privacy	You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other Stock Unit grant materials (“Data”) by and among, as applicable, the Employer, the Company and its Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Stock Units or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, administering and managing the Plan.

You understand that Data will be transferred to Morgan Stanley or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that if you reside outside the United States, you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the Company, Morgan Stanley and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that if you reside outside the United States, you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or Service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing your consent is that the Company would not be able to grant you Stock Units or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

Insider Trading Restrictions/Market Abuse Laws	You acknowledge that, depending on your country, you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to acquire or sell Common Shares or rights to Common Shares under the Plan during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in your country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you are advised to speak to your personal advisor on this matter.

Language	If you have received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

Severability	The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

Waiver	You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach of this Agreement.

Appendix	Notwithstanding any provisions in this Agreement, the Stock Unit grant shall be subject to any special terms and conditions set forth in any appendix to this Agreement for your country (the “Appendix”). Moreover, if you relocate to one of the countries included in the Appendix, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.

Imposition of Other Requirements	The Company reserves the right to impose other requirements on your participation in the Plan, on the Stock Units and on any Common Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

QLIK TECHNOLOGIES INC.

2010 Omnibus Equity Incentive Plan

APPENDIX

STOCK UNIT TERMS AND CONDITIONS

This Appendix includes additional country-specific terms that apply to residents in the countries listed below. This Appendix is part of the Agreement. Unless otherwise provided below, capitalized terms used but not defined herein shall have the same meanings assigned to them in the Plan and the Agreement.

This Appendix also includes information of which you should be aware with respect to your participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of June 2014. Such laws are often complex and change frequently, and certain individual exchange control reporting requirements may apply upon vesting of the Stock Units and/or sale of Common Shares. As a result, the Company strongly recommends that you do not rely on the information noted herein as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time your Stock Units vest or are settled, or you sell Common Shares acquired under the Plan.

In addition, the information is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of any particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.

Finally, if you are a citizen or resident of a country other than the one in which you currently are working, transfer employment after the Stock Units are granted to you, or are considered a resident of another country for local law purposes, the information contained herein may not be applicable to you, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to you.

AUSTRALIA

Securities Law Notification

If you acquire Common Shares pursuant to your Stock Units and you offer such shares for sale to a person or entity resident in Australia, your offer may be subject to disclosure requirements under Australian law. You should obtain legal advice on your disclosure obligations prior to making any such offer.

Exchange Control Notification

Exchange control reporting is required for cash transactions exceeding AUD10,000 and for international fund transfers. If an Australian bank is assisting with the transaction, the bank will file the report on your behalf.

AUSTRIA

Exchange Control Notification

You understand that if you hold Common Shares acquired under the Plan outside of Austria, you will be required to submit reports to the Austrian National Bank as follows: (i) on a quarterly basis if the value of the Common Shares as of any given quarter meets or exceeds €30,000,000; and (ii) on an annual basis if the value of the Common Shares as of December 31 meets or exceeds €5,000,000; the deadline for filing the annual report is January 31 of the following year.

When Common Shares are sold or a dividend is paid on the shares, you understand that you may have exchange control obligations if you hold the cash proceeds outside Austria. If the transaction volume of all of your accounts abroad meets or exceeds €3,000,000, you understand that you must report the movements and balances of all accounts on a monthly basis, as of the last day of the month, on or before the fifteenth day of the following month.

BELGIUM

Foreign Asset/Account Reporting Notification

If you are a Belgian resident, you are required to report any security or bank account (including brokerage accounts) you maintain outside of Belgium on your annual tax return.

BRAZIL

Compliance with Law

By accepting the Stock Units, you acknowledge your agreement to comply with applicable Brazilian laws and to pay any and all applicable taxes associated with the vesting of the Stock Units and the sale of Common Shares acquired under the Plan and the receipt of any dividends.

Exchange Control Notification

If you are resident or domiciled in Brazil, you will be required to submit annually a declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is equal to or greater than US$100,000. Assets and rights that must be reported include Common Shares acquired under the Plan.

CANADA

Securities Law Notification

You acknowledge and agree that you will only sell Common Shares acquired through participation in the Plan outside of Canada through the facilities of a stock exchange on which the Common Shares are listed. Currently, the Common Shares are listed on the NASDAQ.

Termination of Employment

This provision replaces Section 10 of the “Nature of Grant” paragraph in the Agreement:

In the event of your termination of Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), your right to vest in the Stock Units will terminate effective as of the date that is the earlier of (1) the date you are no longer actively providing Service or, at the discretion of the Company, (2) the date you receive notice of termination of Service from the Employer if earlier than (1), regardless of any notice period or period of pay in lieu of such notice required under employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any (including, but not limited to statutory law, regulatory law and/or common law); as provided in the forfeiture paragraph above, the Company shall have the exclusive discretion to determine when you are no longer actively providing Services for purposes of your Stock Unit grant (including whether you may still be considered to be providing services while on a leave of absence);

Foreign Asset/Account Reporting Notification

Foreign property (including Common Shares) held by Canadian residents must be reported annually on Form T1135 (Foreign Income Verification Statement) if the total value of such foreign property exceeds C$100,000 at any time during the year. It is not certain if the Stock Units themselves constitute foreign property that needs to be reported on Form T1135. For the 2013 taxation year, the filing deadline is July 31, 2014. For 2014 and later, the form must be filed by April 30th of the following year. It is your responsibility to comply with applicable reporting obligations.

The following provisions apply if you are resident in Quebec:

Language Consent

The parties acknowledge that it is their express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be provided to them in English.

Consentement relatif à la langue utilisée

Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.

Data Privacy

This provision supplements the “Data Privacy” paragraph in the Agreement:

You hereby authorize the Company, the Employer and their representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. You further authorize the Company and its Subsidiaries or Affiliates to disclose and discuss the Plan with their advisors. You further authorize the Company and its Subsidiaries or Affiliates to record such information and to keep such information in the your employee file.

COLOMBIA

Labor Law Acknowledgement

This provision supplements the “Nature of Grant” provision in the Agreement:

You acknowledge that pursuant to Article 128 of the Colombian Labor Code, the Plan and related benefits do not constitute a component of “salary” for any purpose.

Exchange Control Notification

Investments in assets located outside of Colombia (including Common Shares) are subject to registration with the Central Bank (Banco de la República) if the aggregate value of such investments is US$500,000 or more (as of December 31 of the applicable calendar year). Further, upon the sale of any Common Shares that you have registered with the Central Bank, you must cancel the registration by March 31 of the following year. You may be subject to fines if you fail to cancel such registration.

DENMARK

Stock Option Act

You acknowledge that you have received an Employer Statement in Danish.

Foreign Asset/Account Reporting Notification

If you establish an account holding Common Shares or an account holding cash outside Denmark, you must report the account to the Danish Tax Administration. The form may be obtained from a local bank. Please note that these obligations are separate from and in addition to the obligations described below.

Securities/Tax Reporting Notification

If you hold Common Shares acquired under the Plan in a brokerage account with a broker or bank outside Denmark, you are required to inform the Danish Tax Administration about the account. For this purpose, you must file a Form V (Erklaering V) with the Danish Tax

Administration. In the event that the applicable broker or bank with which the account is held does not also sign the Form V, you acknowledge that you are solely responsible for providing certain details regarding the foreign brokerage or bank account and any Common Shares acquired at vesting and held in such account to the Danish Tax Administration as part of your annual income tax return. By signing the Form V, you authorize the Danish Tax Administration to examine the account.

In addition, if you open a brokerage account (or a deposit account with a U.S. bank) for the purpose of holding cash outside Denmark, you are required to inform the Danish Tax Administration about this account. To do so, you must file a Form K (Erklaering K) with the Danish Tax Administration. The Form K must be signed both by you and by the applicable broker or bank where the account is held. By signing the Form K, the broker/bank undertakes an obligation, without further request each year, to forward information to the Danish Tax Administration concerning the content of the account. In the event that the applicable broker or bank with which the account is held, does not wish to, or, pursuant to the laws of the country in question, is not allowed to assume such obligation to report, you acknowledge that you are solely responsible for providing certain details regarding the foreign brokerage or bank account to the Danish Tax Administration as part of your annual income tax return. By signing the Form K, you authorize the Danish Tax Administration to examine the account.

FINLAND

There are no country-specific provisions.

FRANCE

Language Consent

By accepting the grant, you confirm that you have read and understood the documents relating to the Stock Units (the Plan and this Agreement) which were provided to you in the English language. You accept the terms of these documents accordingly.

Consentement relatif à la langue utilisée.

En acceptant l’attribution, vous confirmez avoir lu et compris les documents afférents aux Droits sur des Actions (le Plan et la présente Convention) qui vous ont été communiqués en langue anglaise. Vous en acceptez les dispositions en connaissance de cause.

Exchange Control Notification

If you retain Common Shares outside of France or maintain a foreign bank account, you are required to report such to the French tax authorities when filing your annual tax return.

GERMANY

Exchange Control Notification

Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank (Bundesbank). In case of payments in connection with the sale of Common Shares acquired under the Plan or the receipt of any cash dividends, the report must be filed electronically by the 5th day of the month following the month in which the payment was received. The form of report (“Allgemeines Meldeportal Statistik”) can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English.

HONG KONG

Securities Law Notification

Warning: The Stock Units and any Common Shares issued at vesting do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Company or its Subsidiaries or Affiliates. This Agreement, the Plan and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, nor have the documents been reviewed by any regulatory authority in Hong Kong. The Stock Units are intended only for the personal use of each eligible employee of the Employer, the Company or any Subsidiary or Affiliate and may not be distributed to any other person. If you are in any doubt about any of the contents of this Agreement or the Plan, you should obtain independent professional advice.

Settlement of Stock Units and Sale of Shares

If the Stock Units vest and Common Shares are issued within six months of the Date of Grant, you agree that you will not dispose of such Common Shares prior to the six-month anniversary of the Date of Grant.

Nature of Scheme

The Company specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance.

INDIA

Exchange Control Notification

You must repatriate all proceeds received from the sale of Common Shares and any cash dividends to India within a reasonable time following the sale (i.e., within 90 days). You must maintain the foreign inward remittance certificate received from the bank where the foreign currency is deposited in the event that the Reserve Bank of India or the Company or the Employer requests proof of repatriation. It is your responsibility to comply with applicable exchange control laws in India.

Foreign Asset/Account Reporting Notification

You are required to declare your foreign bank accounts and any foreign financial assets (including Common Shares held outside India) in your annual tax return. It is your responsibility to comply with this reporting obligation and you should consult your personal advisor in this regard.

IRELAND

Director Notification Requirement

If you are a director, shadow director (i.e., an individual who is not on the board of directors but who has sufficient control so that the board of directors acts in accordance with the “directions and instructions” of the individual) or secretary of an Irish Subsidiary or Affiliate, you are subject to certain notification requirements under the Companies Act. Among these requirements is an obligation to notify the Irish Subsidiary or Affiliate in writing when you receive an interest (e.g., Stock Units, Common Shares) in the Company and the number and class of shares or rights to which the interest relates within five business days of the acquisition or disposal of such Common Shares or within five business days of becoming aware of the event giving rise to the notification. These notification requirements also apply to any rights or Common Shares acquired by your spouse or children under the age of 18.

ITALY

Data Privacy

The following provision replaces the “Data Privacy” paragraph in the Agreement:

You understand that the Employer, the Company and any Subsidiary or Affiliate may hold certain personal information about you including, without limitation, your name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any stock or directorships held in the Company or any Subsidiary or Affiliate, details of all Stock Units or any other entitlement to stock awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, managing and administering the Plan.

You also understand that providing the Company with Data is necessary for the performance of the Plan and that your refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect your ability to participate in the Plan. The Controller of personal data processing is Qlik Technologies Inc. 150 N. Radnor Chester Road, Suite E220, Radnor, PA, 19087, United States of America, and, pursuant to Legislative Decree no. 196/2003, its representative in Italy is Xavier Massey, Qlik, 93 avenue Charles de Gaulle, 92200 Neuilly sur Seine.

You understand that Data will not be publicized, but it may be transferred to Morgan Stanley or such other stock plan service provider as may be selected by the Committee in the future (any such entity, “Broker”), or other third parties involved in the management and administration of the Plan. You understand that Data may also be transferred to the independent registered public accounting firm engaged by the Company. You further understand that the Company and/or any Subsidiary or Affiliate will transfer Data among themselves as necessary for the purpose of implementing, administering and managing your participation in the Plan, and that the Company or any Subsidiary or Affiliate may each further transfer Data to third parties assisting the Company in the implementation, administration, and management of the Plan, including any requisite transfer of Data to the Broker or other third party with whom you may elect to deposit any Common Shares acquired upon vesting of the Stock Units. Such recipients may receive, possess, use, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing your participation in the Plan. You understand that these recipients may be located in or outside the European Economic Area, such as in the United States or elsewhere. Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Data as soon as it has completed all the necessary legal obligations connected with the management and administration of the Plan.

You understand that Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data is collected and with confidentiality and security provisions, as set forth by applicable Italian data privacy laws and regulations, with specific reference to Legislative Decree no. 196/2003.

The processing activity, including communication, the transfer of Data abroad, including outside of the European Economic Area, as herein specified and pursuant to applicable Italian data privacy laws and regulations, does not require your consent thereto, as the processing is necessary to performance of contractual obligations related to implementation, administration, and management of the Plan. You understand that, pursuant to Section 7 of the Legislative Decree no. 196/2003, you have the right to, without limitation, access, delete, update, correct, or terminate, for legitimate reason, the Data processing.

Furthermore, you are aware that Data will not be used for direct-marketing purposes. In addition, Data provided can be reviewed and questions or complaints can be addressed by contacting your local human resources representative.

Grant Terms Acknowledgment

In accepting the Stock Units, you acknowledge that you have received a copy of the Plan and the Agreement and have reviewed the Plan and the Agreement, in their entirety and you fully understand and accept all provisions of the Plan and the Agreement.

You further acknowledge having read and specifically approve the following paragraphs of the Agreement: Withholding Taxes; Nature of Grant; Applicable Law and Venue; Language; and the “Data Privacy” paragraph set forth above.

Foreign Asset/Account Reporting Notification

If you are an Italian resident and hold investments or financial assets outside of Italy (e.g., Stock Units, Common Shares) during any fiscal year which may generate income taxable in Italy (or if you are the beneficial owner of such an investment or asset even if you do not directly hold the investment or asset), you are required to report such investments or assets on your annual tax return for such fiscal year (on UNICO Form, RW Schedule, or on a special form if you are not required to file a tax return).

JAPAN

Foreign Asset/Account Reporting Notification

You will be required to report details of any assets (including any Common Shares acquired under the Plan) held outside of Japan as of December 31st of each year, to the extent such assets have a total net fair market value exceeding ¥50,000,000. Such report will be due by March 15th of the following year. You should consult with your personal tax advisor as to whether the reporting obligation applies to you and whether you will be required to report details of any outstanding Stock Units or Common Shares in the report.

MEXICO

No Entitlement or Claims for Compensation

These provisions supplement the “Nature of Grant” paragraph of the Agreement:

Modification

By accepting the Stock Units, you understand and agree that any modification of the Plan or the Agreement or its termination shall not constitute a change or impairment of the terms and conditions of your employment.

Policy Statement

The award of Stock Units the Company is making under the Plan is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend it and discontinue it at any time without any liability.

The Company, with registered offices at 150 N. Radnor Chester Road, Suite E220, Radnor, Pennsylvania, U.S.A., is solely responsible for the administration of the Plan and participation in the Plan and the acquisition of Common Shares does not, in any way, establish an employment relationship between you and the Company since you are participating in the Plan on a wholly commercial basis, nor does it establish any rights between you and the Employer.

Plan Document Acknowledgment

By accepting the award of Stock Units, you acknowledge that you have received copies of the Plan, have reviewed the Plan and the Agreement in their entirety and fully understand and accept all provisions of the Plan and the Agreement.

In addition, by signing the Agreement, you further acknowledge that you have read and specifically and expressly approve the terms and conditions in the “Nature of Grant” paragraph of the Agreement, in which the following is clearly described and established: (i) participation in the Plan does not constitute an acquired right; (ii) the Plan and participation in the Plan is offered by the Company on a wholly discretionary basis; (iii) participation in the Plan is voluntary; and (iv) neither the Company nor any Parent, Subsidiary or Affiliate is responsible for any decrease in the value of the Common Shares underlying the Stock Units.

Finally, you hereby declare that you do not reserve any action or right to bring any claim against the Company for any compensation or damages as a result of your participation in the Plan and therefore grant a full and broad release to the Employer, the Company and any Parent, Subsidiary or Affiliate with respect to any claim that may arise under the Plan.

Renuncia de Derechos o Reclamos por Compensación

Modificación

Mediante la aceptación de las Unidades de Acciones, usted reconoce y acuerda que cualquier modificación al Plan o al Acuerdo o su terminación no constituye afectación o cambio alguno a los términos y condiciones de su empleo.

Declaración de Política

El Otorgamiento de Unidades de Acción de la Compañía en virtud del Plan, es unilateral y discrecional; y por lo tanto, la Compañía se reserva el derecho absoluto de modificar y descontinuar el mismo en cualquier momento, sin incurrir en responsabilidad alguna.

La Compañía, con oficinas registradas en 150 N. Radnor Chester Road, Suite E220, Radnor, Pennsylvania, EE.UU., es la única responsable de la administración del Plan y de la participación en el mismo, y la adquisición de Acciones Ordinarias de ninguna forma constituye una relación de trabajo entre usted y la Compañía, ya que su participación en el Plan es plenamente comercial, por lo que tampoco crea derechos entre usted y el Patrón.

Reconocimiento del Documento del Plan

Al aceptar el Otorgamiento de las Unidades de Acciones, usted reconoce haber recibido copias del Plan, haber revisado el mismo, al igual que el Acuerdo en su totalidad, y que entiende y acepta todas y cada una de las disposiciones contenidas en el Plan y en el Acuerdo.

Adicionalmente, mediante la firma del Acuerdo, usted reconoce haber leído y aprobado, específica y expresamente, los términos y condiciones contenidos en el párrafo del Acuerdo titulado “Naturaleza del Otorgamiento”, en el cual se describe y establece claramente lo siguiente: (i) la participación en el Plan no constituye un derecho adquirido; (ii) la Compañía ofrece el Plan y la participación en el mismo, a su entera y absoluta discreción; (iii) la participación en el Plan es voluntaria; y (iv) ni la Compañía, ni su Empresa Matriz, Subsidiaria o Filial son responsables de ninguna disminución en el valor de las Acciones Ordinarias que formen parte de las Unidades de Acciones.

Finalmente, en este acto usted declara no reservarse acción o derecho alguno de interponer ninguna reclamación en contra de la Compañía, por ninguna compensación o daños, como resultado de su participación en el Plan, y en consecuencia usted otorga el más amplio finiquito al Patrón, así como a la Compañía, a su Empresa Matriz, Subsidiaria o Filial con respecto a cualquier reclamación que pudiera originarse en virtud del Plan.

NETHERLANDS

There are no country-specific provisions.

NORWAY

There are no country-specific provisions.

POLAND

Exchange Control Notification

Polish residents are obliged to file quarterly reports to the National Bank of Poland with information on transactions and balances regarding their rights to Common Shares (such as Stock Units) and Common Shares if the total value (calculated individually or together with other assets/liabilities possessed abroad) exceeds PLN 7 million.

Polish residents also are required to transfer funds through a bank account in Poland if the transferred amount in any single transaction exceeds a specified threshold (currently €15,000). Polish residents are required to store documents connected with foreign exchange transactions for a period of five years from the date the exchange transaction was made.

PORTUGAL

Language Consent

You hereby expressly declare that you have full knowledge of the English language and have read, understood and fully accepted and agreed with the terms and conditions established in the Plan and Agreement.

Conhecimento da Lingua

Contratado, pelo presente instrumento, declara expressamente que tem pleno conhecimento da língua inglesa e que leu, compreendeu e livremente aceitou e concordou com os termos e condições estabelecidas no Plano e no Acordo.

Exchange Control Notification

If you acquire Common Shares under the Plan and do not hold the shares with a Portuguese financial intermediary, you may need to file a report with the Portuguese Central Bank. If the Common Shares are held by a Portuguese financial intermediary, it will file the report for you.

RUSSIA

U.S. Transaction

Any Common Shares issued pursuant to the Stock Units shall be delivered to you through a brokerage account in the U.S. You may hold Common Shares in your brokerage account in the U.S.; however, in no event will shares issued to you and/or share certificates or other instruments be delivered to you in Russia. You are not permitted to make any public advertising or announcements regarding the Stock Units or Common Shares in Russia, or promote these shares to other Russian legal entities or individuals, and you are not permitted to sell or otherwise dispose of Common Shares directly to other Russian legal entities or individuals. You are permitted to sell Common Shares only on the NASDAQ and only through a U.S. broker.

Securities Law Notification

These materials do not constitute advertising or an offering of securities in Russia nor do they constitute placement of the Common Shares in Russia. The issuance of Common Shares pursuant to the Stock Units described herein has not and will not be registered in Russia and hence, the Common Shares described herein may not be admitted or used for offering, placement or public circulation in Russia.

Exchange Control Notification

You acknowledge that you must repatriate the proceeds from the sale of Common Shares in relation to the Stock Units within a reasonably short time of receipt. Such amounts must be initially credited to you through a foreign currency account opened in your name at an authorized bank in Russia. After the funds are initially received in Russia, they may be further remitted to foreign banks subject to the following limitations: (i) the foreign account may be opened only for individuals; (ii) the foreign account may not be used for business activities; and (iii) you must give notice to the Russian tax authorities about the opening/closing of each foreign account within one month of the account opening/closing.

Labor Law Notification

You acknowledge that if you continue to hold Common Shares acquired under the Plan after an involuntary termination of your Service, you will not be eligible to receive unemployment benefits in Russia.

Data Privacy Acknowledgement

You hereby acknowledge that you have read and understood the terms regarding collection, processing and transfer of Data contained in the “Data Privacy” paragraph in the Agreement and by participating in the Plan, you agree to such terms. In this regard, upon request of the Company or the Employer, you agree to provide an executed data privacy consent form to the Employer or the Company (or any other agreements or consents that may be required by the Employer or the Company) that the Company and/or the Employer may deem necessary to obtain under the data privacy laws in your country, either now or in the future. You understand you will not be able to participate in the Plan if you fail to execute any such consent or agreement.

SINGAPORE

Securities Law Notification

The grant of the Stock Units is being made in reliance on section 273(1)(f) of the Securities and Futures Act (Chap. 289) (“SFA”) for which it is exempt from the prospectus and registration requirements under the SFA. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. You should note that the Stock Units are subject to section 257 of the SFA and you will not be able to make (i) any subsequent sale of the Common Shares in Singapore or (ii) any offer of such subsequent sale of the Common Shares in Singapore, unless such sale or offer is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.

Director Notification Requirement

If you are a director of a Singapore Subsidiary or Affiliate, you must notify the Singapore Subsidiary or Affiliate in writing within two days of: (i) receiving or disposing of an interest (e.g., Stock Units, Common Shares) in the Company or any related companies (ii) any change in a previously disclosed interest (e.g., vesting of Stock Units, Common Shares, etc.) or (iii) becoming a director if such an interest exists at the time. This notification requirement also applies to an associate director and to a shadow director (i.e., an individual who is not on the board of directors but who has sufficient control so that the board of directors acts in accordance with the “directions and instructions” of the individual) of a Singapore Subsidiary or Affiliate.

SPAIN

Nature of Grant

This provision supplements the “Nature of Grant” provision in the Agreement:

By accepting the Stock Units, you consent to participation in the Plan and acknowledge that you have received a copy of the Plan document.

You understand and agree that, as a condition of the grant of the Stock Units, your termination of Service for any reason (including for the reasons listed below) will automatically result in the forfeiture of any Stock Units that have not vested on the date of your termination.

In particular, you understand and agree that the Stock Units will be forfeited without entitlement to the underlying Common Shares or to any amount as indemnification in the event of a termination of your employment prior to vesting by reason of, including, but not limited to: resignation, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause, individual or collective layoff on objective grounds, whether adjudged to be with cause or adjudged or recognized to be without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer, and under Article 10.3 of Royal Decree 1382/1985.

Furthermore, you understand that the Company has unilaterally, gratuitously and in its own discretion decided to grant Stock Units under the Plan to individuals who may be employees of the Company or a Subsidiary or Affiliate. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any Subsidiary or Affiliate on an ongoing basis, other than as expressly set forth in the Agreement. Consequently, you understand that the Stock Units are granted on the assumption and condition that the Stock Units and the Common Shares underlying the Stock Units shall not become a part of any employment or service contract (either with the Company, the Employer or any Subsidiary or Affiliate) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, you understand that the Stock Units would not be granted to you but for the assumptions and conditions referred to above; thus, you acknowledge and freely accept that, should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any award of Stock Units shall be null and void.

Securities Law Notification

No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory. This Agreement has not been nor will it be registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.

Exchange Control Notification

The acquisition of Common Shares and the sale of Common Shares must be declared for statistical purposes to the Dirección General de Comercio e Inversiones (the “DGCI”). Because you will not purchase or sell the Common Shares through the use of a Spanish financial institution, you must make the declaration yourself by filing a D-6 form with the DGCI. Generally, the D-6 form must be filed each January while the shares are owned or to report the sale of Common Shares, unless the sale proceeds exceed the applicable threshold (currently €1,502,530), in which case, the filing is due within one month after the sale.

When receiving foreign currency payments derived from the ownership of Common Shares (e.g., dividends or sale proceeds) exceeding €50,000, you must inform the financial institution receiving the payment of the basis upon which such payment is made. You will need to provide the institution with the following information: (i) your name, address, and fiscal identification number; (ii) the name and corporate domicile of the Company; (iii) the amount of the payment; (iv) the currency used; (v) the country of origin; (vi) the reasons for the payment; and (vii) any further information that may be required.

Tax Reporting Notification

To the extent that you holds rights or assets (e.g., Common Shares, cash, etc.) in a bank or brokerage account outside of Spain with a value in excess of €50,000 per type of right or asset as of December 31 each year, you are required to report information on such rights and assets on your tax return for such year. Common Shares acquired under the Plan constitute securities for purposes of this requirement, but unvested rights (e.g., Stock Units) are not considered assets or rights for purposes of this requirement.

If applicable, you must report the rights or assets on Form 720 by no later than March 31 following the end of the relevant year. After such rights or assets are initially reported, the reporting obligation will only apply for subsequent years if the value of any previously-reported rights or assets increases by more than €20,000. Failure to comply with this reporting requirement may result in penalties. Accordingly, you are advised to consult with your personal tax and legal advisors to ensure that you are properly complying with your reporting obligations.

Foreign Asset/Transaction Reporting Notification

You are required to electronically declare to the Bank of Spain any securities accounts (including brokerage accounts held abroad), as well as the securities held in such accounts if the value of the transactions for all such accounts during the prior tax year or the balances in such accounts as of December 31 of the prior tax year exceeds €1,000,000.

SWEDEN

There are no country-specific provisions.

SWITZERLAND

Securities Law Notification

The offering of the Plan is considered a private offering in Switzerland; therefore, it is not subject to registration in Switzerland.

UNITED ARAB EMIRATES

Securities Law Notification

The Plan is only being offered to qualified employees and is in the nature of providing equity incentives to employees of the Company or its Subsidiary or Affiliate in the United Arab Emirates (“UAE”). Any documents related to the Plan, including the Plan, Plan prospectus and other grant documents (“Plan Documents”), are intended for distribution only to such employees and must not be delivered to, or relied on by, any other person. The securities to which this summary relates may be illiquid and/or subject to restrictions on their resale. You should conduct your own due diligence on the securities. If you do not understand the contents of the Plan Documents, you should consult an authorized financial adviser.

The relevant securities authorities have no responsibility for reviewing or verifying any Plan Documents. UAE securities or financial/economic authorities have not approved the Plan Documents, nor taken steps to verify the information set out in them, and thus, are not responsible for their content.

UNITED KINGDOM

Form of Settlement

Notwithstanding any discretion in Section 9.5 of the Plan, the Stock Units will be settled only in Common Shares. The Stock Units do not provide you with any right to receive a cash payment.

Withholding Taxes

This provision supplements the “Withholding Taxes” paragraph in the Agreement:

You agree that, if you do not pay or the Employer or the Company does not withhold from you the full amount of income tax that you owe at vesting and settlement of the Stock Units, or the release or assignment of the Stock Units for consideration, or the receipt of any other benefit in connection with the Stock Units (the “Taxable Event”) within 90 days after the Taxable Event, or, if the Taxable Event occurs on or after April 6, 2014, within 90 days after the end of the UK tax year in which the Taxable Event occurs, or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of income tax that should have been withheld shall constitute a loan owed by you to the Employer, effective on the Due Date. You agree that the loan will bear interest at Her Majesty’s Revenue

& Customs’ (“HMRC”) official rate and will be immediately due and repayable by you, and the Company and/or the Employer may recover it at any time thereafter by withholding the funds from salary, bonus or any other funds due to you by the Employer, by withholding in Common Shares issued upon vesting of your Stock Units or from the cash proceeds from the sale of Common Shares or by demanding cash or a cheque from you. You also authorize the Company to delay the issuance of any Common Shares unless and until the loan is repaid in full.

Notwithstanding the foregoing, if you are an officer or executive director (as within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply. In the event that you are an officer or executive director and the income tax that is due is not collected from or paid by you by the Due Date, the amount of any uncollected income tax may constitute a benefit to you on which additional income tax and National Insurance contributions (“NICs”) may be payable. You will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company and/or the Employer for the value of any employee NICs due on this additional benefit, and the Company and/or the Employer may recover it at any time thereafter by any of the means referred to in the “Withholding Taxes” paragraph of the Agreement.

Joint Election

As a condition of participation in the Plan and the vesting of the Stock Units, you agree to accept any liability for secondary Class 1 National Insurance contributions (the “Employer NICs”) that may be payable by the Company, the Employer, a Subsidiary or Affiliate in connection with the Stock Units and any event giving rise to Tax-Related Items. Without prejudice to the foregoing, you agree to execute a joint election with the Company, the form of such joint election (the “Joint Election”) having been approved formally by HMRC, and any other required consent or election. You further agree to execute such other joint elections as may be required between you and any successor to the Company, the Employer, a Subsidiary or Affiliate. You further agree that the Company, the Employer, a Subsidiary or Affiliate may collect the Employer NICs from you by any of the means set forth in the “Withholding Taxes” paragraph in the Agreement.

If you do not enter into a Joint Election prior to the vesting of the Stock Units, you will not be entitled to vest in the Stock Units unless and until you enter into a Joint Election, and no Common Shares will be issued to you under the Plan, without any liability to the Company, the Employer, a Subsidiary or Affiliate.